As filed with the Securities and Exchange Commission on June 7, 2022

Registration No. 333-264515

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PLBY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	37-1958714 (I.R.S. Employer Identification No.)

10960 Wilshire Blvd., Suite 2200 Los Angeles, CA 90024 (310) 424-1800 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ben Kohn
Chief Executive Officer
10960 Wilshire Blvd., Suite 2200
Los Angeles, CA 90024
(310) 424-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to
P. Michelle Gasaway, Esq. Skadden, Arps, Slate, Meagher & Flom 300 South Grand Avenue, Suite 3400 Los Angeles, CA 90071 (213) 687-5000	Chris Riley General Counsel PLBY Group, Inc. 10960 Wilshire Blvd., Suite 2200 Los Angeles, CA 90024 (310) 424-1800

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-3 of PLBY Group, Inc. (File No. 333-264515) is being filed solely to update the exhibit index for updated consents of (i) BDO USA, LLP, the independent registered public accounting firm of PLBY Group, Inc., (ii) Prager Metis CPAs LLP, the independent registered public accounting firm of Playboy Enterprises, Inc., and (iii) KPMG, the independent auditor of Honey Birdette (Aust) Pty Limited, and for an exhibit filed in a prior Current Report on Form 8-K. Accordingly, this Amendment No. 1 consists solely of the facing page, this explanatory note, Part II of the Registration Statement, the signatures and exhibit index and is not intended to amend or delete any part of the Registration Statement or prospectus except as specifically set forth herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of Common Stock being registered hereby.

SEC registration fees	$936.45
Accounting fees and expenses.	$25,000
Legal fees and expenses	$40,000
Financial printing and miscellaneous expenses	$25,000
Total	$90,936.45

Item 15. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation’s best interests; provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such officer or director against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of their status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Our Certificate of Incorporation limits the liability of, and indemnifies, its directors and officers to the fullest extent permitted under the DGCL. Our Certification of Incorporation further provides that an indemnified person is entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

We have entered into indemnification agreements with our directors and executive officers. These indemnification agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlements incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services as our request. The form of Indemnification Agreement was filed as Exhibit 10.26 to our Current Report on Form 8-K filed on February 16, 2021.

We have also obtained insurance policies under which, subject to the limitations of the policies, our directors and officers are insured against liability for actions taken in their capacity as directors and officers. We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers.

Our Bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our Certificate of Incorporation. In addition, our Bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our Bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of ours or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our Certificate of Incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our Board, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.		Description
2.1	*	Agreement and Plan of Merger, dated as of September 30, 2020, by and among Mountain Crest Acquisition Corp, MCAC Merger Sub Inc., Suying Liu and Playboy Enterprises, Inc. (incorporated by reference to Annex A to MCAC’s Definitive Proxy Statement file with the SEC on January 21, 2021)
2.2	*	Share Purchase Agreement, dated June 28, 2021, by and among PLBY Group, Inc., PLBY Australia Pty Ltd, Honey Birdette (Aust) Pty Limited, the sellers party thereto, and Ray Itaoui, as the sellers’ representative (incorporated by reference to Exhibit 2.1 of PLBY’s Current Report on Form 8-K filed with the SEC on June 29, 2021)
2.3	*	Agreement and Plan of Merger, dated October 15, 2021, by and among PLBY Group, Inc., PB Global Merger Sub Inc., GlowUp Digital Inc. and Michael Dow, solely as representative of the stockholders of GlowUp Digital Inc. (incorporated by reference to Exhibit 10.1 of PLBY’s Current Report on Form 8-K filed with the SEC on October 18, 2021)
3.1		Second Amended and Restated Certificate of Incorporation of PLBY Group, Inc. (incorporated by reference to Exhibit 3.1 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)
3.2		Amended and Restated Bylaws of PLBY Group, Inc. (incorporated by reference to Exhibit 3.2 to PLBY’s Form 8-K filed with the SEC on February 16, 2021)

Exhibit No.		Description
3.3		Certificate of Designation of the Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to PLBY's Form 8-K filed with the SEC on May 17, 2022)
5.1	(1)	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1		Form of Subscription Agreement, dated as of September 30, 2020, by and among Mountain Crest Acquisition Corp and certain institutional and accredited investors (incorporated by reference to Exhibit 10.1 of MCAC’s Current Report on Form 8-K filed with the SEC on October 1, 2020).
10.2		Form of Registration Rights Agreement, dated as of September 30, 2020, by and among Mountain Crest Acquisition Corp and certain institutional and accredited investors (incorporated by reference to Exhibit 10.2 of Form 8-K filed with the SEC on October 1, 2020)
10.3		Amended and Restated Registration Rights Agreement, dated as of February 10, 2021, by and among PLBY Group, Inc., Suying Liu, Dong Liu, Nelson Haight, Todd Milbourn, Wenhua Zhang, RT-ICON Holdings LLC, and each of the other stockholders of Playboy Enterprises, Inc. (incorporated by reference to Exhibit 10.4 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)
23.1		Consent of BDO USA, LLP
23.2		Consent of Prager Metis CPAs LLP
23.3		Consent of KPMG
24.1	(1)	Power of Attorney
107	(1)	Filing Fee Table

*	Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

(1)	Previously filed.

Item 17. Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)       The undersigned registrant hereby further undertakes:

(1)       That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, State of California, on June 7, 2022.

PLBY GROUP, INC.

By:	/s/ Ben Kohn
Name:	Ben Kohn
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ben Kohn	Chief Executive Officer, President and Director (Principal executive officer)	June 7, 2022
Ben Kohn

*	Chief Financial Officer, (Principal financial officer)	June 7, 2022
Lance Barton

*	Chief Accounting Officer, (Principal accounting officer)	June 7, 2022
Florus Beuting

*	Chairman of the Board	June 7, 2022
Suhail Rizvi

*	Director	June 7, 2022
Tracey Edmonds

*	Director	June 7, 2022
James Yaffe

*	Director	June 7, 2022
Juliana F. Hill

*/s/ Ben Kohn		June 7, 2022
Ben Kohn Attorney-in-Fact

S-1